Exhibit 99.1 DeAnne Gabel Director - Investor Relations

Investor Update	Issue Date: July 22, 2010

This investor update provides information on Continental's guidance for the third quarter and full year 2010, as well as certain historical information pertaining to the second quarter of 2010 on a standalone basis, and does not take into account any changes that could result from the proposed merger with United.

Advanced Booked Seat Factor (Percentage of Available Seats that are Sold)
Compared to the same period last year, for the next six weeks, mainline domestic advanced booked seat factor is down 1 to 2 points, mainline Latin advanced booked seat factor is down 2 to 3 points, Transatlantic advanced booked seat factor is flat to up 1 point, Pacific advanced booked seat factor is up 10 to 11 points, and regional advanced booked seat factor is flat to down 1 point.

Last year at this time, due to declining business mix and weakness in leisure yields, the Company made more domestic leisure inventory available for sale earlier in the booking curve.  This year the Company has seen a modest improvement in business demand and stronger leisure yields and, therefore, has returned to a more normal management of its domestic leisure inventory, thus affecting the domestic booking curve.

For the third quarter of 2010, the Company expects both its consolidated and mainline load factors to be flat to up slightly year-over-year (“yoy”) compared to the same period in 2009.

Unrestricted Cash, Cash Equivalents and Short Term Investments Balance
The Company anticipates ending the third quarter of 2010 with an unrestricted cash, cash equivalents and short-term investments balance of approximately $3.5 billion.

Cargo, Mail, and Other Revenue
The Company's Cargo, Mail, and Other Revenue for the third quarter of 2010 is expected to be between $370 and $380 million.

Available Seat Miles (ASMs)	2010 Estimate
	Year-over-Year % Change
	3rd Qtr.	Full Year
Mainline
Domestic	(1.6%)	(1.5%) - (0.5%)
Latin America	0.1%	3.5% - 4.5%
Transatlantic	3.4%	(0.5%) - 0.5%
Pacific	0.9%	4.5% - 5.5%
Total Mainline	0.2%	0.5% - 1.5%

Regional	0.2%	(0.5%) - 0.5%

Consolidated
Domestic	(1.1%)	(1.0%) - 0.0%
International	1.8%	1.5% - 2.5%
Total Consolidated	0.2%	0.5% - 1.5%

The Company’s international capacity increase is primarily due to the run-rate of international routes added in 2009 and the restoration of the Company's full schedule to Mexico following its capacity pulldown last year related to H1N1.

Load Factor	3rd Qtr. 2010 (E)			Full Year 2010 (E)
Domestic	86%	-	87%	84%	-	85%
Latin America	82%	-	83%	80%	-	81%
Transatlantic	87%	-	88%	82%	-	83%
Pacific	83%	-	84%	80%	-	81%
Total Mainline	85%	-	86%	82%	-	83%

Regional	80%	-	81%	78%	-	79%

Consolidated	85%	-	86%	82%	-	83%
Continental's month-to-date consolidated load factor is updated daily and can be found on www.continental.com on the Investor Relations page under the About Continental menu.

CASM Mainline Operating Statistics	2010 Estimate (cents)
	3rd Qtr.			Full Year
CASM	11.19	-	11.29	11.31	-	11.36
Special Items per ASM (a)	0.00			(0.04)
CASM Less Special Items (b)	11.19	-	11.29	11.27	-	11.32
Aircraft Fuel & Related Taxes per ASM	(3.19)			(3.17)
CASM Less Special Items and Aircraft Fuel and Related Taxes (c)	8.00	-	8.10	8.10	-	8.15

CASM Consolidated Operating Statistics

CASM	12.01	-	12.11	12.16	-	12.21
Special Items per ASM (a)	0.00			(0.03)
CASM Less Special Items (b)	12.01	-	12.11	12.13	-	12.18
Aircraft Fuel & Related Taxes per ASM	(3.40)			(3.40)
CASM Less Special Items and Aircraft Fuel and Related Taxes (c)	8.61	-	8.71	8.74	-	8.79

(a) Special items include special charges and merger-related costs.  Special items for the six months ended June 30, 2010, which are included in the full year estimates above, consist of $6 million of aircraft-related charges, net, $10 million of severance and other, and $18 million of merger-related costs.
(b) Cost per available seat mile less special items is computed by dividing operating expenses excluding special items by available seat miles. These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
(c) Cost per available seat mile less special items and aircraft fuel and related taxes is computed by dividing operating expenses excluding special items and aircraft fuel and related taxes by available seat miles.  This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility.  Both the cost and availability of fuel are subject to many economic and political factors beyond Continental's control.

Second Quarter 2010 Domestic Performance on a Hub-by-Hub Basis
	2nd Qtr 2010
	Year-over-Year Change
	Capacity	Traffic	Load Factor
New York Liberty	(2.1%)	(0.5%)	1.4pts
Transcon*	(0.5%)	1.1%	1.4pts
Houston	1.2%	1.1%	(0.1pts)
Cleveland	(5.4%)	(3.7%)	1.5pts
*subset of New York Liberty

Selected Expense Amounts (Consolidated Expense) ($Millions)	2010 Estimate Amounts
	3rd Qtr	Full Year
Aircraft Rent	$230	$919
Depreciation & Amortization	$125	$511
Net Interest Expense*	$87	$343
*Net Interest Expense includes interest expense, capitalized interest and interest income.

Pension Expense and Contributions
As of July 21, 2010, the Company has contributed $112 million to its tax-qualified defined benefit pension plans.  The Company’s remaining minimum funding requirements for calendar year 2010 are $33 million.

The Company estimates that its non-cash pension expense will be approximately $215 million for 2010.  This amount excludes non-cash settlement charges related to lump-sum distributions.  Settlement charges are possible during 2010, but the Company is not able at this time to estimate the amount of these charges.

Variable Compensation
Continental has granted profit based restricted stock unit ("RSU") awards pursuant to its Long-Term Incentive and RSU Program.  Expense for these awards is recognized ratably over the required service period, with changes in the price of the Company's common stock and the payment percentage (which is tied to varying levels of cumulative profit sharing) resulting in a corresponding increase or decrease in "Wages, Salaries, and Related Costs" in the Company's consolidated statements of operations.  The closing stock price of $22.86 on July 16, 2010 was used in estimating the expense impact of the awards for the Company's 2010 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and the cumulative profit sharing targets to be achieved pursuant to the awards, the Company estimates that a $1 increase or decrease in the price of its common stock from July 16, 2010 will result in an increase or decrease of approximately $2 million in Wages, Salaries, and Related Costs attributable to the awards to be recognized in the third quarter 2010.  For more information regarding these awards, including performance periods and how the Company accrues for the awards, see the Company's 2009 Form 10-K.

Fuel Hedges - As of July 16, 2010
As of July 16, 2010, the Company's projected consolidated fuel requirements were hedged as follows:

	Maximum Price		Minimum Price
	% of Expected Consumption	Weighted Average Price (per gallon)	% of Expected Consumption	Weighted Average Price (per gallon)

Third Quarter 2010
WTI crude oil swaps	22%	$1.90	22%	$1.90
Jet fuel swaps	8%	$2.11	8%	$2.11
WTI crude oil call options	21%	$2.22	n/a	n/a
Total	51%		30%
Fourth Quarter 2010
WTI crude oil swaps	19%	$1.81	19%	$1.81
Jet fuel swaps	3%	$2.15	3%	$2.15
WTI crude oil call options	22%	$2.28	n/a	n/a
WTI crude oil collars	6%	$2.38	6%	$1.73
Total	50%		28%
First Quarter 2011
WTI crude oil swaps	10%	$1.82	10%	$1.82
WTI crude oil call options	9%	$2.22	n/a	n/a
WTI crude oil collars	3%	$2.38	3%	$1.67
Total	22%		13%
Second Quarter 2011
WTI crude oil swaps	3%	$1.83	3%	$1.83
Total	3%		3%

Fuel Requirements (Gallons)	2010 Estimate
	3rd Qtr.	Full Year
Mainline	373 million	1,407 million
Regional	74 million	290 million

Consolidated Fuel Price per Gallon (including fuel taxes and	$2.21	$2.21
impact of hedges)

Debt and Capital Leases
Continental’s total Debt and Capital Leases balance at the end of the second quarter 2010 was $6.1 billion of which $5.9 billion was debt.

As of July 22, 2010, scheduled debt and capital lease payments for the full year 2010 are $814 million, with $151 million and $259 million paid in the first quarter and second quarter of 2010, respectively, and approximately $75 million and $329 million scheduled in the third and fourth quarters of 2010, respectively.

Continental Airlines, Inc. Tax Computation
Generally, the Company's ability to record a tax benefit on net losses is limited by its net deferred tax position.  The Company previously recorded the maximum available deferred tax benefit permitted by its prior net deferred tax liability position.  Subsequent losses will generally not be benefitted until the Company re-establishes a net deferred tax liability.  Subsequent pretax income, when considered along with subsequent other comprehensive income, will generally not carry tax expense until the Company exhausts its unbenefitted net deferred tax assets via release of valuation allowance.

An exception exists in the event the Company generates a loss from continuing operations while generating other comprehensive income.  Under this circumstance, accounting rules require the Company to record a tax benefit on the loss from continuing operations and a tax expense on other comprehensive income.  The tax benefit is non-cash and is reported on the income statement while the tax expense is non-cash and is recorded directly to other comprehensive income, which is a component of stockholders’ equity.  Items of other comprehensive income broadly include changes in the fair value of the Company’s hedging instruments and changes in the Company’s pension liability resulting from, among other things, changes in actuarial assumptions and the fair value of the pension plan assets.  Because these items are generally not known until late in the year, any applicable amount would likely be recorded only during the fourth quarter.

Cash Capital Expenditures ($Millions)	2010 Estimate
Fleet Related	$295
Non-Fleet	110
Net Capital Expenditures*	$405
Net Purchase Deposits Paid/(Refunded)	(10)
Total Cash Expenditures	$395

*Includes rotable parts and capitalized interest

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Third Quarter 2010 (Millions)
Quarterly	Number of Shares		Interest addback (net of applicable profit
Earnings Level	Basic	Diluted	sharing and income taxes impact)
Over $122	141	167	$7
Between $31 - $122	141	163	$4
Between $30 - $31	141	154	$2
Under $30	141	143	--
Net Loss	141	141	--

Full Year 2010 (Millions)
Year-to-date	Number of Shares		Interest addback (net of applicable profit
Earnings Level	Basic	Diluted	sharing and income taxes impact)
Over $478	140	167	$35
Between $207 - $478	140	163	$22
Between $119 - $207	140	154	$10
Under $119	140	143	--
Net Loss	140	140	--

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

This update contains forward-looking statements that are not limited to historical facts, but reflect the company’s current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company’s 2009 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the risks and uncertainties relating to the company’s proposed merger with a subsidiary of UAL Corporation, including the restrictions on the conduct of the company’s business pending the merger, the potential loss of management and other key personnel, and the potential failure of the merger to close in the expected time frame or at all, the risks and uncertainties relating to the company generally, including the potential for significant volatility in the cost of aircraft fuel, the consequences of its high leverage and other significant capital commitments, its high labor and pension costs, delays in scheduled aircraft deliveries, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and the risks and uncertainties relating to the airline industry, including continuing weakness in the U.S. and global economies, the airline pricing environment, terrorist attacks, regulatory matters, excessive taxation, industry consolidation and airline alliances, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.

Continental Airlines Fleet Plan

Includes Aircraft Operated by the Company or Operated on the
Company's Behalf Under a Capacity Purchase Agreement

July 22, 2010

	Total					Total
	Year End	Net Inductions and Exits				Year End
	2009	1Q10	2Q10E	3Q10E	4Q10E*	2010E

Mainline
777-200ER	20	-	-	2	-	22
767-400ER	16	-	-	-	-	16
767-200ER	10	-	-	-	-	10
757-300	18	2	1	-	-	21
757-200	41	-	-	-	-	41
737-900ER	30	-	-	-	2	32
737-900	12	-	-	-	-	12
737-800	117	-	-	9	-	126
737-700	36	-	-	-	-	36
737-300	3	(3)	-	-	-	-
737-500	34	(3)	3	-	-	34
Total	337	(4)	4	11	2	350

Regional
ERJ-145	227	(4)	(2)	-	-	221
CRJ200LR	7	(7)	-	-	-	-
Q400	14	-	-	1	5	20
Q200	16	-	-	-	-	16
Total	264	(11)	(2)	1	5	257

Total Count	601	(15)	2	12	7	607

*Excludes one 737-800 scheduled for delivery in December 2010 that is expected to enter service in 1Q11

The following aircraft are currently scheduled for delivery from Boeing in 2011:
-	Six 787-8s (four in 3Q11 and two in 4Q11)
-	One 737-900ER in 2Q11
-	Three 737-800s (two in 2Q11 and one in 3Q11)